EXHIBIT 99.1

TO OUR SHAREHOLDERS

The last paragraph of my 2001 letter predicted, “We expect to grow steadily, if modestly in 2002—and to return to profitability, based on the success of our broad portfolio of new products.”

We did grow in each of the first three quarters of 2002, but we did not achieve profitability in the fourth quarter,[1] when the second downturn in a “double-dip” recession—combined with some internal performance issues—set us back, as shown in Figure 1.

Despite the downturn in Q4, Cypress did fare reasonably well relative to the industry in 2002. We moved up one place, from 23rd to 22nd, in the revenue ranking of American semiconductor companies, surpassing Altera, and held on to the 48% market-share gain we achieved in the 1999–2000 timeframe, as shown in Figure 2.

A complete financial statement is presented on page 6 of this report.

2003 OUTLOOK

As of the writing of this report, in Q1 2003, we know that our revenue and bookings will both be up. A third round of cost-cutting measures has reduced our break-even revenue to about $185 million per quarter.[2] Consequently, we expect to make a profit in Q2 2003. Given the volatile nature of the market, we have little visibility beyond the second quarter. Nevertheless, we have one forecasting tool that—although it is not useful for quarterly predictions—does model long-term trends.

The price-to-sales (P/S) ratio of Cypress shares, a term defined in Figure 3, has been an important tool for us since 1996, when in response to the uncertainty over the semiconductor boom of 1995 and recession of 1996, I published an analysis based on that metric.

Cypress Revenue

Figure 1. Cypress’s revenue bottomed out at $180 million during the third quarter of the 2001 “dot.com” collapse. There were four consecutive quarters of growth thereafter to revenue of $205 million, but in Q4 2002, another weak revenue quarter delayed profitability.

A complete analysis of the P/S ratio is beyond the scope of this letter, but the paper referenced in Figure 3 can be found on the Cypress web site at www.cypress.com/thinking. The P/S ratio is a global index that incorporates all factors: Cypress’s growth and profitability—or lack thereof—the state of the semiconductor market, and all special events: lawsuits, technology breakthroughs, the Iraq war, the Asia currency crisis, the 9/11 attack, etc.

Cypress’s median P/S ratio from October 1987 to January 1996 was 2.23—we spent half of our time above that P/S ratio and half of our time below it. During times of excellent market conditions and good Cypress performance, our P/S ratio rises to 3.46 (90th percentile), while during bad times it falls to 1.43 (10th percentile), but it never falls below 1.14. In October 2002, in response to what I felt was an unreasonably low price for Cypress’s shares, I wrote a letter to shareholders, which updated the P/S ratio analysis, as shown in Figure 4.

The updated P/S analysis is remarkably consistent with the 1996 analysis. Of course, the risk inherent in any analysis of cycles is that fundamentals might change. Polaroid had highs and lows but never recovered from the invention of the digital camera. Our shareholders must judge whether or not our cycles will repeat, but two historical facts are clear: Cypress shares closed 2002 at a P/S ratio of 0.86, an historically low number; and since my $4.00 low-share-price warning in the October 8, 2002 letter to shareholders, Cypress shares have risen 84% to $7.34 as of March 28, 2003.

Cypress Market Share
(% of Total Semiconductor Market)

Figure 2. Prior to 1999, Cypress held a relatively constant 0.38% market share (each percent of semiconductor market share equated to $1.48 billion in revenue in 2002). Cypress therefore grew at the rate of the semiconductor industry, about 15% per year, during that period. In 1999, Cypress switched its product focus from computers to communications and launched a series of acquisitions of small companies, ending up with 14 acquisitions total. Our market share increased by 48% as a result.

1.	All statements relating to profitability in this letter are calculated with the pro forma accounting methods used by the analysts covering Cypress. A complete pro forma profit-and-loss statement appears as an appendix to this letter on pages 6–7. A reconciliation of pro forma to Generally Accepted Accounting Principles, or GAAP accounting, also appears in the appendix. The complete GAAP financial statement is contained in the attached 10-K filing.
2.	The projected pro forma profit after tax for Q203 is $1.5 million, reduced by $10.7 million of amortization of intangibles, $5.0 million of amortization of noncash stock compensation and $2.8 million of cash compensation based on achievement of milestones, all part of acquisitions in the 1999–2002 timeframe. These charges result in an equivalent Q203 GAAP after-tax loss of $17 million. At the pro forma break-even sales of $185 million, the equivalent GAAP after-tax loss is estimated at $18.5 million, representing similar acquisition-related adjustments enumerated above.

Figure 3. Cypress’s “P/S” ratio, examined in the March 1996 paper, “Thinking about Cypress Stock,” is defined to be the total market capitalization of Cypress (share price times the number of shares outstanding) divided by our annualized sales (last reported quarterly revenue times four). The P/S ratio of Cypress stock can be computed on any day by anyone who has a copy of our last quarterly report and knows that day’s share price. Since October 1987, Cypress’s P/S ratio has been relatively stable, with a median value of 2.23, and 10th and 90th percentile points of 1.43 and 3.46, respectively. When Cypress is in a good market and performs well, its P/S ratio rises to 3.46. When we perform poorly, our P/S ratio falls to 1.43, but never below 1.14.

ACQUISITION STATUS

I attributed our market-share gain in 1999–2000 (Figure 2) to a strategy shift toward data communications (datacom) and to the acquisition of a number of small, high-tech companies.

Although we report revenue by market segments, 13 of our 14 acquisitions are integrated into Cypress’s product divisions; consequently, I will discuss the revenue benefit of our acquisitions by division. This analysis is referenced in Figure 5.

In addition to adding $190 million to Cypress’s top line in 2002, our acquisitions also added valuable technical capability. Most of our acquisitions were small companies (about 30 employees) with good technology, good people, few proven products, and modest or no revenue. Our most important goal—to integrate and retain these employees—has been accomplished with 75% employee retention.

The Memory Products Division (MPD) acquired Galvantech, and in doing so moved from the middle of the pack to the No. 2 position worldwide in the market for synchronous SRAMs, the type of SRAM used in data switches and routers. Overall, MPD is now the second-largest SRAM producer in the world, behind Samsung. In the last five years, Cypress’s MPD has passed by the equivalent memory division of every Japanese semiconductor company.

Our Timing Technology Division (TTD) was built by acquisition after Cypress gained a foothold in the clock business with our market-leading RoboClock® product in 1992. After that, we decided to increase our share of market in that business by acquiring IC Works in 1999 and IMI in 2001, which propelled Cypress into the No. 2 position among timing-chip manufacturers.

The Personal Communications Division (PCD) was launched when we introduced the first programmable Universal Serial Bus (USB) chip in 1997. That chip family now connects over 60% of all USB mice and keyboards. To add to our USB portfolio, we acquired Anchor Chips (full-speed USB for broadband access, printers and speakers), ISD (high-speed USB for disk drives, CD-ROMs and DVD-ROMs), and ScanLogic (embedded USB host products). Cypress is now No. 1 in the USB market, with a 40% share.

PCD acquired two additional companies, Alation and RadioCom, to put us into the wireless market for the first time. Our first product, WirelessUSB™, consists of a digital signal processing (DSP) logic chip and a 2.4-gigahertz, 79-channel radio, both designed and manufactured at Cypress. WirelessUSB products are sampling now.

The Data Communications Division (DCD) has excelled in the specialty memories used in datacom equipment: Dual-Port RAMs, First-In-First-Out (FIFO) memories and digital switching engines. To move into the next generation of specialty memories, so-called Network Search Engines (NSEs), DCD acquired Lara Networks, a specialist in NSEs. To further expand our products in this critical new market, DCD also acquired Sahasra, a five-person company with a breakthrough NSE architecture. Those engineers are now working as a Cypress team to introduce a product in 2004. Cypress currently holds the No. 2 position in specialty memories.

Figure 4. A special report to shareholders, published October 8, 2002, updated Cypress’s P/S ratio to reflect the six years after the 1996 study. The report showed continued performance very much in line with the 1996 study. This graph from the report also labels the events that were associated with the high and low points. We now know that the “?” label on the graph, delineating an unprecedented drop in Cypress’s P/S ratio in October 2002, was probably due to concerns over our performance in the fourth quarter of 2002.

$190 Million Revenue Added by Acquisitions in 2002

Division	Total Revenue ($ Millions)	Acquisition Revenue ($ Millions)	Acquisition (% Revenue)	Acquired Companies
Memory Products	$315.0	$24.2	7.7%	Galvantech*
Timing Technology	$161.9	$86.5	53.4%	IC Works* IMI*
Personal Communications	$108.4	$44.5	41.1%	Anchor Chips ISD ScanLogic Alation** RadioCom**
Data Communications	$169.3	$16.7	9.9%	Arcus Technology** HiBand** Lara Networks** Silicon Packets** Sahasra**
Subsidiaries	$20.1	$18.1	90%	Silicon Light Machines*
Total	$774.7	$190.0	24.5%

*	Companies producing datacom products.
**	Companies producing exclusively datacom products.

Figure 5. Cypress made 14 strategic acquisitions from 1999 through 2002, focusing primarily on datacom companies.

DCD entered into another market, for data “framers,” by acquiring Arcus Technology and Silicon Packets. Our first framer product, designed after the Arcus team joined Cypress, is currently ramping in revenue. Dubbed POSIC™ (Packet Over SONET IC), it is an OC-48 (2.5 gigabit-per-second) framer, the first chip to handle information packets when they come onto or off of a transmission medium, such as a fiber. Our OC-48 framer was first to market with the state-of-the-art features known as virtual concatenation, the ability to combine 16 data streams of different speeds and types, and generic framing procedure, the ability to put different types of data onto the SONET telephone system. We have won significant designs at top-tier customers but are currently seeing a slow revenue ramp due to continued weakness in the datacom market.

We acquired a second framer chip, designed for the OC-192 standard (10 gigabits per second), when we acquired Silicon Packets. That product was not successful in the market. To reduce R&D costs, some of the Silicon Packets employees were laid off in the fourth quarter. The top members of that team are now working on our second-generation POSIC framer.

The total cost of our acquisitions was $396 million in cash, 23.7 million shares of stock, 11.9 million options, $15 million in estimated earn-outs, and $31 million in transaction and other costs. The total consideration for these acquisitions, measured at the end of 2002, was just under $600 million, which is 3.2 times the $190 million in revenue produced by our acquisitions in 2002. That 3.2 P/S ratio is very respectable, considering the leading-edge nature of the revenue and the consolidation of No. 1 or No. 2 position of each of our product divisions.

Despite the $396 million cash cost of the acquisitions, we ended fiscal year 2002 with a total cash position of $222 million (including cash, cash equivalents, investments and certain restricted amounts) and expressed our goal to keep our cash above $200 million. With significantly reduced capital expenditures in 2003 and our projected return to pro forma profitability, we expect to generate free cash in 2003. It is our intention to retire $100 million–$180 million of our convertible debentures through privately negotiated purchases and to secure refinancing for the balance before maturity in 2005.

Although we have used five stock buy-backs over time to maintain Cypress’s share count at the respectably low level of 123.1 million shares (year-end 2002), stock-option grants given to the 334 employees of our acquisitions has put pressure on our “overhang ratio,” the ratio of options to total shares—a ratio that was also paradoxically increased by the stock buy-backs. As calculated by the Institutional Shareholder Services (ISS) method, our overhang ratio was 26.6% at the end of 2002. The shares issued to acquired employees contributed about 5.5% to that number. Our target overhang ratio is 20%.

It is now becoming difficult to directly measure the revenue of the acquired companies. For example, the “Lara” team is now mixed with a Cypress team making the next-generation NSE. Consequently, this will be our last report on the segregated revenue of the companies acquired during the 1999–2002 period.

To conclude, we paid approximately $600 million in cash, stock and options to acquire 14 companies. These acquisitions produced $190 million of leading-edge revenue in 2002. They also helped to solidify our No. 1 or No. 2 market position in our key markets. If we had each decision to make again, we would not have acquired HiBand or Silicon Packets. However, if we were given the choice today to acquire all or none of the 14 companies, we would take the package.

REVENUE GAP VERSUS MISSION STATEMENT

The cover of the 2001 Annual Report, as shown in Figure 6, featured a revenue graph with data from our first year of revenue in 1984 through a projection for 2005 revenue.

That graph shows our mission statement to achieve $1 billion in revenue in Q4 2005, capping a $3.7 billion year. The 2002–2005 forecasts in Figure 6 show that the “dot.com” bust reduced the revenue projections from our datacom strategy to about $1.9 billion in 2005—about half of what is required by our mission statement. We are working actively to fill the gap.

To achieve growth above that which our basic datacom strategy provides means that we must have a supplementary strategy. Our management is fully loaded by the challenges of datacom—we can’t form more divisions or launch more projects. Although we still believe strongly in the business promise of the Internet over the next decade, the recession of 2001 also warned us of excessive concentration, even in an attractive area like datacom. Consequently, to fill in our mission statement revenue gap, we are looking for new opportunities with the following attributes:

  A high-growth market, outside of datacom.
  A business able to make 20% pre-tax profit.
  A business that can be guided at a board level rather than managed at a detail level—i.e., subsidiary companies, not internal divisions.
  A business that can derive some unique advantage from Cypress, like using our wafer fabs, technologies or sales force.

Cypress has four efforts to add revenue to fill the mission statement revenue gap.

Cypress MicroSystems (CMS) is an internal start-up company launched in 1999 to design and sell Programmable System-on-Chip™ (PSoC™) mixed-signal arrays, essentially programmable analog chips combined with our proprietary M8 microcontroller. A single PSoC chip could be programmed to do any of the following: run the fan and battery in your personal computer; check the filaments in the street light in front of your house, and phone in a message if it is burned out; run the motors and controls on your treadmill; and control each nozzle on a soft drink dispenser. (The preceding are all real customer examples.) Our PSoC chip won EDN magazine’s Product of the Year award in the microcontroller category in 2002. We

Cypress Revenue and Projection

Figure 6. Cypress’s revenue projection, made in 2000, was to grow to $3.7 billion in revenue by 2005, finishing the year with a $1 billion fourth quarter. Our current mission statement is to achieve $1 billion in revenue with $250 million in pre-tax profits in the fourth quarter of 2005.

launched CMS to get more revenue from the M8 microcontroller and associated software we developed for our USB chips. I sit on the board of CMS, which has five directors, three from Cypress. CMS revenue reached $1 million in revenue for the first time in the fourth quarter. Cypress owns 94% of CMS shares. The employees and one outside director own the rest of the shares. Our plan is to grow CMS revenue to $9 million per quarter by 2004 and integrate it into a Cypress business unit. The market for PSoC is about $5 billion annually. Our goal of $100 million in annual revenue is quite achievable with minimal market penetration.

Silicon Light Machines (SLM) was acquired in 2000 to add optical expertise to our datacom group. It has introduced two advanced products for the long-haul optical network: a dynamic gain equalizer (featured on the inside front cover of the 2001 Annual Report) and a reconfigurable blocking filter. Our original intent was to integrate SLM into our datacom division. Since then, the market for optical components has collapsed, and SLM is now using its light-switching microelec-tromechanical systems (MEMS) technology to enter other markets. It sells high-power infrared switching devices for equipment that burns printing press plates directly with a computer-controlled laser, and is now working on switches for green and ultraviolet light for photolithography. In the fourth quarter, SLM posted $4.9 million in revenue with $1.0 million in profit. Cypress owns 82% of SLM stock, with SLM’s employees owning the rest. I and two Cypress officers sit on the SLM board along with SLM’s CEO and one outside director, who is an expert in optics. SLM’s goal is to become an independent public company.

Silicon Magnetic Systems (SMS) is an internal startup. Cypress owns 80% of the shares, with the employees and one outside director owning the rest. The goal is to integrate SMS into our Memory Products Division, after they grow to about $10 million per quarter in revenue with 20% pre-tax profit. The purpose of SMS is to commercialize magnetic random access memory (MRAM) technology, the “Holy Grail” memory technology with an unmatched combination of speed, power, data retention and endurance characteristics. As we discussed at our annual shareholders meeting, this is a daunting technical challenge. We are spending $3.5 million per quarter on SMS. The effort will either succeed or be terminated this year. If successful, this group could become a profitable $100 million business for Cypress with a 7% penetration of the $1.5 billion MRAM market.

SunPower is an independent company focusing on solar cells. SunPower solar cells—the most efficient silicon solar cells in the world—powered NASA’s Solar Challenger, a solar-powered airplane that set an altitude record of 96,000 feet in 2002. The solar-cell market reached $1.7 billion last year and has grown at a rate of 30% per year over the last six years. In May 2002, Cypress bought 57% of SunPower for $8.7 million. We have the right to buy up to 90% of the outstanding shares. We are currently training SunPower employees, who have an engineering orientation, on how to execute in the high-volume, wafer-fab manufacturing side of their business at our Round Rock, Texas plant. After that, we will help SunPower set up a very-low-cost solar-cell plant in the Far East. I am the chairman of SunPower’s board of directors. Cypress executives hold three of the company’s seven board seats. SunPower also has an excellent opportunity to become a profitable $100 million business in an exciting market that is just beginning to take off.

CONCLUSION

It looks as if the double-dip recession of 2001–2002 is ending. At least, Cypress will be profitable in the second quarter of 2003, after which we have little visibility. This good market news is encouraging, because it is coming with no help from the datacom market, which remains sluggish. We expect that the datacom market will not recover before the end of 2003.

Our divisions, fortified by 14 acquisitions, have strong market positions, as well as some exciting products for new markets.

We have four revenue-gap-filling initiatives to increase our revenue beyond the growth horizon of our datacom strategy. These are exciting new businesses making Programmable System-on-Chip devices, light-switching MEMS devices, magnetic memories, and high-efficiency solar cells.

We expect to grow and be profitable in 2003.

/s/ T.J. Rodgers

T.J. Rodgers
President and CEO

APPENDIX

Pro forma financial statements for 1998–2002 and their reconciliation to our GAAP statements.

Pro Forma Summary Annual and Quarterly Financial Data

(In millions except per-share data )
(Unaudited)	Year Ended

	2002	2001	2000	1999	1998

Revenues	$775	$819	$1,288	$745	$589
Cost of revenues	442	544	565	408	430

Gross margin	333	275	723	337	159
Research and development	250	235	181	137	117
Selling, general and administrative	132	154	152	113	97

Operating income (loss)	(49)	(114)	390	87	(55)
Other interest and (expense)	(2)	24	32	7	3

Income (loss) before income taxes	(51)	(90)	422	94	(52)
(Provision) benefit for income taxes	14	13	(93)	(6)	5

Net income (loss)	$(37)	$(77)	$329	$88	$(47)

Net income (loss) per share
Basic	$(0.30)	$(0.62)	$2.72	$0.81	$(0.44)
Diluted	$(0.30)	$(0.62)	$2.39	$0.76	$(0.44)

Weighted average shares outstanding
Basic	123	124	121	108	105
Diluted	123	124	144	116	105

Percent of revenue
Gross margin	43%	34%	56%	45%	27%
Research & development	32%	29%	14%	18%	20%
Selling, general & administrative	17%	19%	12%	15%	16%
Operating income (loss)	-6%	-14%	30%	12%	-9%

Pro Forma Reconciliation to GAAP

Pro forma net income (loss)	$(37)	$(77)	$329	$88	$(47)
Acquisition costs [1]	(88)	(137)	(61)	(39)	-
Restructuring [2]	(38)	(132)	0	4	(61)
Impairments, asset write-downs & other [3]	(60)	(85)	9	36	-
Gain on retirement of bonds	6	7	-	-	-
Employee loan reserve [4]	(15)	-	-	-	-
Pro forma tax adjustment	(17)	17	(0)	(1)	6

GAAP net income (loss)	$(249)	$(407)	$277	$88	$(102)

1.	Includes amortization of intangibles, amortization of goodwill (until the end of 2001), write-off of in-process R&D, amortization of noncash stock compensation and cash compensation based on achievement of milestones—all part of acquisitions in the 1999–2002 timeframe.
2.	In the 2001–2002 timeframe, Cypress restructured the company to resize its manufacturing facilities and reduce its workforce in response to market conditions. These actions impacted more than 1,000 of its employees and lowered the company’s breakeven point. As previously announced, the company took further actions in Q103 to reduce its pro forma breakeven revenue to $185M.
3.	Charges in the 2001–2002 timeframe relate primarily to Silicon Light Machines impairment of intangibles and goodwill conducted through independent third-party valuation. Charges also include impairment of investments in early-stage companies.
4.	Reserve for potential loss related to the stock purchase assistance plan. Management considered various factors, including an independent fair-value analysis of these employee and former employee loans and the underlying collateral in determining the reserve. To date, there have been immaterial write-offs.

Cypress provides pro forma results as additional information for its operating results. These measures are not in accordance with, or an alternative to, Generally Accepted Accounting Principles (GAAP) and may be different from pro forma measures used by other companies.

Quarter Ended

Q402	Q302	Q202	Q102	Q401	Q301	Q201	Q101

$174	$205	$202	$194	$191	$180	$186	$262
103	111	111	117	114	203	102	125

71	94	91	77	77	(23)	84	137
61	63	63	63	60	62	57	56
32	33	34	33	38	37	35	44

(22)	(2)	(6)	(19)	(21)	(122)	(8)	37
1	(2)	(2)	1	1	4	9	10

(21)	(4)	(8)	(18)	(20)	(118)	1	47
6	1	2	5	6	21	(0)	(14)

$(15)	$(3)	$(6)	$(13)	$(14)	$(97)	$1	$33

$(0.12)	$(0.03)	$(0.05)	$(0.10)	$(0.11)	$(0.78)	$0.01	$0.26
$(0.12)	$(0.03)	$(0.05)	$(0.10)	$(0.11)	$(0.78)	$0.01	$0.25

124	124	123	122	121	124	126	126
124	124	123	122	121	124	131	132

41%	46%	45%	40%	40%	-13%	45%	52%
35%	31%	31%	32%	31%	34%	31%	21%
18%	16%	17%	17%	20%	21%	19%	17%
-13%	-1%	-3%	-10%	-11%	-68%	-4%	14%

$(15)	$(3)	$(6)	$(13)	$(14)	$(97)	$1	$33
(14)	(20)	(27)	(27)	(41)	(40)	(30)	(26)
(44)	(2)	10	(2)	-	(132)	-	-
(45)	(14)	(1)	-	-	(85)	1	(1)
-	-	-	6	7	-	-	-
(0)	(15)	-	-	-	-	-	-
(8)	(1)	(4)	(4)	10	(8)	10	5

$(126)	$(55)	$(28)	$(40)	$(38)	$(362)	$(18)	$11

Balance Sheet Annual Summary
(In millions, Unaudited)	Year Ended

	2002	2001

ASSETS
Cash, cash equivalents, and investments [1]	$222	$415
Accounts receivable, net	83	98
Inventories	93	73
Property and equipment, net	497	500
Goodwill and other intangible assets	411	487
Other assets	267	313

Total assets	$1,573	$1,886

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$180	$243
Deferred income on sales to distributors	16	12
Convertible subordinated notes	469	518
Income tax liabilities	177	203
Other liabilities	57	42

Total liabilities	899	1,018
Stockholders' equity [2]	674	868

Total liabilities and stockholders' equity	$1,573	$1,886

Cash Flow Annual Summary
(In millions, Unaudited)	Year Ended

	2002	2001

Net income (loss)	$(249)	$(407)
Depreciation	133	141
Intangibles, restructuring and other	171	293
Changes in operating assets and liabilities, net of affects of acquisi	(33)	77

Net cash flow generated from operating activities	22	104

Acquisition of property, plant and equipment	(159)	(177)

Subtotal	(137)	(73)

Cash flow from other investing and financing activities [3]	(56)	(669)

Net increase (decrease) in cash	(193)	(742)

Cash, cash equivalents and investments, beginning of year [1]	415	1,157
Cash, cash equivalents and investments, end of year [1]	$222	$415

1.	Cash, cash equivalents and investments includes restricted amounts totalling $62.4 million, $75.0 million and $60.7 million as of December 29, 2002, December 30, 2001 and December 31, 2000, respectively.
2.	Common stock, $.01 par value, 650,000 and 250,000 shares authorized: 123,743 and 121,495 outstanding as of December 29, 2002 and December 30, 2001, respectively.
3.	Primary components include purchase and sale of investments, repurchase of common stock and issuance of notes to employees.

The Cypress logo and RoboClock are registered trademarks, and Connecting From Last Mile to First Mile, WirelessUSB and POSIC are trademarks of Cypress Semiconductor. PSoC and Programmable System-on-Chip are trademarks of Cypress MicroSystems, Inc. All other product and company names mentioned in this document are the trademarks of their respective holders.